Exhibit 99.1

FNB United Corp. Announces Third Quarter Results

ASHEBORO, N.C.--(BUSINESS WIRE)--October 22, 2009--FNB United Corp. (NASDAQ:FNBN), the holding company for CommunityONE Bank, N.A., and its wholly owned subsidiary, Dover Mortgage Company, today reported financial results for the third quarter of 2009. During the quarter, FNB United recognized a provision for loan losses of $17.5 million, charged off goodwill of $52.4 million, established a valuation reserve of $6 million for deferred tax assets, and took an Other Than Temporary Impairment (OTTI) write-down of $4.0 million on a specific investment security. As a result, FNB United reported a net operating loss, excluding the goodwill impairment charge, the OTTI charge, and the deferred tax asset valuation reserve, of $7.3 million. The net loss on a GAAP basis was $67.5 million. Adjusting for dividends paid to the U.S. Treasury on the preferred stock issued in the Capital Purchase Program, the resulting loss allocated to common shareholders was $68.3 million, or $5.98 per diluted share, in the third quarter of 2009. The non-cash goodwill impairment charge represents the write-off of FNB United’s remaining goodwill recorded from prior bank acquisitions. The goodwill impairment charge does not affect liquidity, operations, tangible capital or the corporation’s regulatory capital ratios.

In the third quarter a year ago, following a $9.4 million provision for loan losses, FNB United reported a net operating loss of $1.7 million, or $0.15 loss per diluted share. For the first nine months of 2009, FNB United reported a net operating loss, excluding the goodwill impairment charge, the OTTI charge, the deferred tax valuation reserve and a $1 million special assessment imposed by the FDIC in the second quarter, of $13.4 million. For the first nine months of 2009, reported net operating losses were $73.7 million and losses attributable to common shareholders, taking into account preferred dividends, were $75.7 million, or $6.63 loss per diluted share. In the first nine months of 2008, FNB United earned $754,000, or $0.07 per diluted share.

“Like many other banks, the prolonged downturn in the residential real estate market and its resulting impact on contractors, developers, and property values, has adversely affected our loan portfolio and caused us to add to our reserve for loan losses,” said Michael C. Miller, President and CEO. “The continued decline in the real estate market has resulted in an increase in nonperforming loans and charge-offs, primarily in the residential land and construction portfolios. We are facing the current economic challenges head-on by aggressively and proactively identifying and working-out potential problem loans. The bank continues to be ‘well-capitalized’ under all regulatory requirements and has been very successful in growing retail deposits and building strong levels of liquidity.”

“We’ve set aside significant reserves for the last four quarters, increasing our allowance for loan losses to 2.69% of total loans, compared to 1.68% a year earlier,” Miller continued. “Although we anticipate the provision for loan losses may continue to be elevated during the remainder of 2009, we are encouraged about the future, as we believe our core operating performance will be sufficient to sustain us through these difficult economic times. We have the capital and the liquidity to carry us forward.”

Credit Quality

Nonperforming loans increased during the quarter to $154 million, or 9.76 % of total loans, at September 30, 2009, compared to 8.48% three months earlier. Construction, land and land development loans were 66.2% of nonperforming loans at quarter end. Nonperforming loans were $135.0 million at the end of the preceding quarter and $40.8 million a year ago.

Nonperforming assets were $179 million, or 8.14% of total assets at the end of September, compared to $145.4 million, or 6.61% at the end of the preceding quarter, and $47.4 million, or 2.29% a year ago. Nonperforming assets include all nonperforming loans, all loans over 90 days delinquent and still accruing interest, other real estate owned, and other repossessed loan collateral. Loans delinquent 30-89 days and still accruing totaled $25.3 million, or 1.60% of total loans at September 30, 2009, compared to $19.0 million, or 1.20% of total loans at June 30, 2009, and $8.1 million, or 0.51% of total loans at September 30, 2008. The bank had loans that were 90 days or more past due and still accruing, totaling $7.7 million at September 30, 2009.

“We continue to build our allowance for loan losses, with a provision expense of $17.5 million during the third quarter, and a year-to-date provision expense of $37.1 million. Last year we booked a provision of $9.4 million in the third quarter and $12.3 million in the first nine months,” Miller added. The allowance for loan losses now totals $42.3 million at quarter-end, equal to 2.69% of total loans, compared to 2.31% at June 30, 2009 and 1.68% at September 30, 2008.

“To reflect the current state of the real estate market valuations, we are aggressively writing off problem loans and in the first nine-months of the year had net charge offs totaling $29.5 million,” Miller said. Net charge-offs were $12.0 million for the third quarter and $7.3 million for the preceding quarter. In the third quarter a year ago, net charge-offs totaled $1.5 million. FNB United’s other real estate owned and repossessed loan collateral increased to $24.6 million at quarter-end, compared to $10.4 million in the preceding quarter, and $6.6 million at September 30, 2008.

Balance Sheet

“Housing sales slowed markedly and consumer confidence sagged beginning in 2008 and as a result, solid projects have stalled,” said Miller. “Although we don’t know how long this period will last, or the extent of any further decline, we expect sales to increase when the economic recovery begins. We are pleased to note that the rate of decline has slowed measurably.”

Loans held for investment were $1.58 billion at quarter-end, compared to $1.59 billion a year earlier. The loan portfolio remains well diversified with a wide variety of borrowers and collateral and much of the business remains a strong revenue generator. At the end of September single family mortgage loans approximated 18.5% of total loans, compared to 16.2% a year earlier, construction and development loans decreased to 26.7% of the loan portfolio, compared to 31.1% a year ago, commercial and industrial loans decreased to 8.1%, compared to 8.8% at September 30, 2008. Home equity loans increased to 9.2% of total loans, versus 7.5% a year earlier. Commercial real estate, which is 62.6% owner occupied, decreased to 32.3% of total loans compared to 32.6% a year ago.

Total assets increased 6.2% to $2.20 billion at September 30, 2009, compared to $2.07 billion a year earlier.

“Our core deposit growth has been the best in our company’s history,” said Miller. “We attribute this growth in part to opening three new community offices in excellent markets, the exceptional customer service provided by our staff, and also as a result of customer flight from some of the larger institutions in our marketplace.” Total deposits increased 13.4% to $1.72 billion at September 30, 2009, compared to $1.52 billion a year earlier and total deposits increased $82.0 million, or 5.0% compared to three months earlier. Core deposits increased 12.8% to $725.5 million at quarter-end, compared to $643.0 million a year earlier and certificates of deposit increased 13.8% to $996 million, from $876 million a year earlier. Brokered certificates of deposits were $95.2 million at September 30, 2009, representing 5.5% of total deposits.

Shareholders’ equity was $128.6 million at September 30, 2009, compared to $211.4 million a year earlier. The change in shareholder equity includes the goodwill write-downs totaling $108.4 million and issuing $51.5 million of preferred stock as a participant in the U.S. Treasury Department’s Capital Purchase Program.

Capital Measures

FNB United remains well capitalized for regulatory purposes at September 30, 2009. Book value per share was $6.71 at quarter-end compared to $18.51 a year earlier, and tangible book value per share was $6.26 at quarter-end, compared to $8.50 a year earlier.

In October 2009, FNB United announced that it would temporarily discontinue its regular quarterly cash dividend on common stock. “To conserve capital, the Board elected to temporarily discontinue regular quarterly cash dividend payments to common shareholders,” said Miller. “Future operating earnings will dictate the return of the cash dividends that our historical financial performance has provided.”

On February 13, 2009, FNB United received $51.5 million as a participant in the U.S. Treasury Department's Capital Purchase Program. FNB United issued 51,500 shares of senior preferred stock and a related warrant for 2,207,143 shares of FNB United common stock to the U.S. Treasury. To date, FNB United has paid $1.3 million in dividends to the U.S. Treasury.

Net Interest Margin

FNB United’s net interest margin was 3.25% for the third quarter of 2009 compared to 3.10% in the immediate prior quarter and 3.32% in the third quarter a year ago. “The reduction in our deposit costs more than offset the impact of additional nonperforming loans. As a result our net interest margin improved during the third quarter compared to the previous quarter,” said Miller. “Our yield on interest earning assets declined by six basis points compared to the previous quarter and the cost of interest-bearing liabilities declined 23 basis points.” For the first nine months of the year, the net interest margin was 3.14% compared to 3.52% for the first nine months of 2008.

Income Statement

Third quarter net interest income before the provision for loan losses increased 10.0% to $16.4 million, compared to $14.9 million in the third quarter a year ago. Net interest income before the provision for loan losses was $15.2 million in the immediate prior quarter. Total noninterest income was $5.0 million for the quarter, compared to $5.5 million in the preceding quarter and $6.4 million in the third quarter a year ago. The decline in noninterest income for the third quarter of 2009 was primarily due to a $4.0 million OTTI charge on an investment security, which more than offset the $2.0 million increase on the gain on sale of mortgage loans compared to the prior year’s third quarter. Gains on the sale of mortgage loans totaled $4.1 million in the third quarter of 2009, compared to $2.6 million in the preceding quarter and $2.1 million in the third quarter a year ago, as Dover Mortgage and the bank’s internal mortgage operation have produced record originations.

For the first nine months of 2009, net interest income before the provision for loan losses was $45.8 million, compared to $46.0 million in the first nine months of 2008. Noninterest income increased 2.6% to $16.1 million for the first nine months of 2009 compared to $15.7 million in the first nine months of 2008.

Third quarter noninterest expense was $19.2 million, excluding the goodwill impairment charge, compared to $16.4 million in the preceding quarter and $15.3 million in the third quarter a year ago. FDIC insurance expense increased $1.2 million over the prior year’s third quarter. However, compensation and benefit expense remained nearly unchanged due in part to the decrease in the number of full-time employees. The company has frozen wages for all employees during 2009 and reduced the company contribution toward the 401K retirement plan. Excluding goodwill impairment charges taken in the third quarter of 2009 and the second quarter of 2008, total noninterest expense for the first nine months of the year was $51.1 million, compared to $46.5 million for the first nine months a year ago.

About the Company

FNB United Corp. is the Asheboro, North Carolina-based bank holding company for CommunityONE Bank, N.A., and the bank’s subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE Bank (MyYesBank.com) operates 45 offices in 38 communities throughout central, southern and western North Carolina. Through these subsidiaries, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United’s filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RESULTS OF OPERATIONS
(In thousands except share and per share data)
	Quarter Ended				Percent Change From
	September 30, 2009	June 30, 2009	December 31, 2008	September 30, 2008	June 30, 2009	September 30, 2008
INTEREST INCOME:
Interest and fees on loans	$21,132	$21,264	$23,584	$25,715	-0.6%	-17.8%
Interest and dividends on investments securities:
Taxable income	4,689	4,375	2,434	1,795	7.2%	161.2%
Non-taxable income	562	327	539	471	71.9%	19.3%
Other interest income	115	87	87	204	32.2%	-43.6%
Total interest income	26,498	26,053	26,644	28,185	1.7%	-6.0%
INTEREST EXPENSE:
Deposits	7,969	8,605	9,632	10,150	-7.39%	-21.49%
Borrowed funds	2,112	2,202	2,975	3,105	-4.09%	-31.98%
Total interest expense	10,081	10,807	12,607	13,255	-6.72%	-23.95%
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	16,417	15,246	14,037	14,930	7.68%	9.96%
Provision for loan losses	17,500	5,525	15,492	9,370	216.74%	86.77%
NET INTEREST (LOSS)/INCOME AFTER PROVISION FOR LOAN LOSSES	(1,083)	9,721	(1,455)	5,560	-111.14%	-119.48%
NONINTEREST INCOME:
Service charges on deposit accounts	2,333	2,232	2,539	2,450	4.53%	-4.78%
Mortgage loan income	4,113	2,608	2,430	2,111	57.71%	94.84%
Cardholder and merchant services income	650	582	600	615	11.68%	5.69%
Trust and investment services	459	440	438	458	4.32%	0.22%
Bank owned life insurance	363	242	255	243	50.00%	49.38%
Other service charges, commissions and fees	301	296	273	136	1.69%	121.32%
Security gains	620	4	647	-	15400.00%	N/A
Total other-than-temporary impairment loss	(3,985)	(4,367)	-	-	-8.75%	N/A
Portion of loss recognized in other comprehensive income	-	3,367	-	-	-100.00%	N/A
Net impairment loss recognized in earnings	(3,985)	(1,000)	-	-	298.50%	N/A
Other income	106	86	49	421	23.26%	-74.82%
Total noninterest income	4,960	5,490	7,231	6,434	-9.65%	-22.91%
NONINTEREST EXPENSE:
Personnel expense	8,559	8,100	6,750	8,349	5.67%	2.52%
Net occupancy expense	1,365	1,286	1,331	1,354	6.14%	0.81%
FF&E and data processing expenses	1,843	1,690	1,764	1,616	9.05%	14.05%
Goodwill impairment	52,395	-	56,000	-	N/A	N/A
Other expense	7,391	5,280	3,973	3,958	39.98%	86.74%
Total noninterest expense	71,553	16,356	69,818	15,277	337.47%	368.37%
(LOSS) BEFORE INCOME TAXES	(67,676)	(1,145)	(64,042)	(3,283)	5810.57%	1961.41%
Income taxes (benefit)	(185)	(742)	(3,481)	(1,570)	-75.07%	-88.22%
NET (LOSS)	(67,491)	(403)	(60,561)	(1,713)	16647.15%	3839.93%
Preferred stock dividends	(813)	(809)	-	-	0.49%	N/A
NET (LOSS) TO COMMON SHAREHOLDERS'	$(68,304)	$(1,212)	$(60,561)	$(1,713)	5535.64%	3887.39%

Loss per common share:
Basic	$(5.98)	$(0.11)	$(5.31)	$(0.15)	5532.12%	3881.81%
Diluted	$(5.98)	$(0.11)	$(5.31)	$(0.15)	5532.12%	3881.81%

Cash dividends declared per common share	$-	$0.025	$0.10	$0.10	-100.00%	-100.00%

Weighted average shares outstanding:
Basic	11,420,868	11,413,735	11,406,361	11,404,885
Diluted	11,420,868	11,413,735	11,406,361	11,404,885

RESULTS OF OPERATIONS
(In thousands except share and per share data)
	Year-to-Date
	September 30, 2009	September 30, 2008	Percent Change
INTEREST INCOME:
Interest and fees on loans	$63,995	$79,781	-19.8%
Interest and dividends on investments securities:
Taxable income	11,864	5,386	120.3%
Non-taxable income	1,756	1,501	17.0%
Other interest income	282	723	-61.0%
Total interest income	77,897	87,391	-10.9%
INTEREST EXPENSE:
Deposits	25,448	32,578	-21.9%
Borrowed funds	6,653	8,832	-24.7%
Total interest expense	32,101	41,410	-22.5%
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	45,796	45,981	-0.4%
Provision for loan losses	37,084	12,267	202.3%
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,712	33,714	-74.2%
NONINTEREST INCOME:
Service charges on deposit accounts	6,640	6,742	-1.5%
Mortgage loan income	8,651	3,910	121.3%
Cardholder and merchant services income	1,854	1,681	10.3%
Trust and investment services	1,241	1,389	-10.7%
Bank owned life insurance	833	728	14.4%
Other service charges, commissions and fees	882	523	68.6%
Security gains	617	6	10183.3%
Total other than temporary impairment loss	(4,985)	-	N/A
Portion of loss recognized in other comprehensive income	-	-	N/A
Net impairment loss recognized in earnings	(4,985)	-	N/A
Other income	362	714	-49.3%
Total noninterest income	16,095	15,693	2.6%
NONINTEREST EXPENSE:
Personnel expense	24,826	26,242	-5.4%
Net occupancy expense	4,173	4,012	4.0%
FF&E and data processing expenses	5,325	4,948	7.6%
Goodwill impairment	52,395	1,800	2810.8%
Other expense	16,798	11,288	48.8%
Total noninterest expense	103,517	48,290	114.4%
(LOSS)/INCOME BEFORE INCOME TAXES	(78,710)	1,117	-7146.6%
Income taxes (benefit)/expense	(5,050)	363	-1491.2%
NET (LOSS)/INCOME	(73,660)	754	-9869.2%
Preferred stock dividends	(2,055)	-	N/A
NET (LOSS)/INCOME TO COMMON SHAREHOLDERS'	$(75,715)	$754	-10141.8%

(Loss)/Earnings per common share:
Basic	$(6.63)	$0.07	-10135.7%
Diluted	$(6.63)	$0.07	-10138.2%

Cash dividends declared per common share	$0.05	$0.35	-85.7%

Weighted average shares outstanding:
Basic	11,414,928	11,408,037
Diluted	11,414,928	11,410,830

FINANCIAL CONDITION
(In thousands except share and per share data)
	As of				Percent Change From
	September 30, 2009	June 30, 2009	December 31, 2008	September 30, 2008	June 30, 2009	September 30, 2008
ASSETS
Cash and due from banks	$32,160	$26,675	$28,743	$34,502	20.6%	-6.8%
Interest-bearing bank balances	376	56	404	247	571.4%	52.2%
Federal funds sold	65,064	42	206	207	154814.3%	31331.9%
Securities available-for-sale	261,811	254,826	205,426	179,433	2.7%	45.9%
Securities held-to-maturity	92,777	100,475	27,794	23,328	-7.7%	297.7%
Loans held for sale	52,520	64,850	36,138	20,261	-19.0%	159.2%
Loans held for investment	1,576,530	1,591,686	1,585,195	1,589,064	-1.0%	-0.8%
Less: Allowance for loan losses	(42,349)	(36,844)	(34,720)	(26,750)	14.9%	58.3%
Net loans held for investment	1,534,181	1,554,842	1,550,475	1,562,314	-1.3%	-1.8%
Property and equipment, net	48,852	49,430	50,947	51,038	-1.2%	-4.3%
Goodwill	-	52,395	52,395	108,395	-100.0%	-100.0%
Core deposit premiums	5,166	5,365	5,762	5,961	-3.7%	-13.3%
Other assets	100,999	90,650	86,144	84,351	11.4%	19.7%
Total Assets	$2,193,906	$2,199,606	$2,044,434	$2,070,037	-0.3%	6.0%
LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$147,751	$155,223	$150,273	$158,794	-4.8%	-7.0%
Interest-bearing deposits:
Demand, savings, and money market deposits	577,778	549,630	479,223	484,241	5.1%	19.3%
Time deposits of $100,000 or more	445,545	295,490	407,539	422,107	50.8%	5.6%
Other time deposits	550,668	639,412	477,712	453,452	-13.9%	21.4%
Total deposits	1,721,742	1,639,755	1,514,747	1,518,594	5.0%	13.4%
Retail repurchase agreements	19,467	17,460	18,145	25,552	11.5%	-23.8%
Federal Home Loan Bank advances	167,953	184,445	238,910	212,387	-8.9%	-20.9%
Federal funds purchased	75,000	80,000	37,000	9,000	-6.3%	733.3%
Subordinated debt	15,000	15,000	15,000	15,000	0.0%	0.0%
Junior subordinated debentures	56,702	56,702	56,702	56,702	0.0%	0.0%
Other borrowings	-	-	-	5,000	N/A	-100.0%
Other liabilities	9,439	13,517	16,013	16,386	-30.2%	-42.4%
Total liabilities	2,065,303	2,006,879	1,896,517	1,858,621	2.9%	11.1%
SHAREHOLDERS' EQUITY
Series A preferred stock	48,033	47,864	-	-	0.4%	N/A
Common stock warrants	3,891	3,891	-	-	0.0%	N/A
Common stock	28,566	28,573	28,570	28,555	0.0%	0.0%
Surplus	114,983	115,043	114,772	114,593	-0.1%	0.3%
Retained earnings	(67,385)	920	8,904	70,609	-7424.5%	-195.4%
Accumulated other comprehensive loss	515	(3,564)	(4,329)	(2,341)	-114.5%	-122.0%
Total shareholders' equity	128,603	192,727	147,917	211,416	-33.3%	-39.2%
Total Liabilities and Shareholders' Equity	$2,193,906	$2,199,606	$2,044,434	$2,070,037	-0.3%	6.0%
Shares outstanding at end of period	11,426,413	11,429,203	11,428,003	11,422,003	0.0%	N/A
Book value per share (1)	$6.71	$12.33	$12.94	$18.51	-45.6%	-63.7%
Tangible book value per share (1)(2)	$6.26	$7.28	$7.85	$8.50	-14.0%	-26.3%

(1) - Calculation is based on number of shares outstanding at the end of the period rather than weighted average shares outstanding.

(2) - Calculation excludes goodwill and core deposit premiums.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(Rates / Ratios Annualized)
	For the Quarters Ended
OPERATING PERFORMANCE:	September 30, 2009	June 30, 2009	December 31, 2008	September 30, 2008
Average loans	$1,658,180	$1,639,395	$1,611,328	$1,607,099
Average securities	351,253	341,380	218,307	196,992
Average other interest-earning assets	32,799	18,903	25,052	22,232
Average noninterest-earning assets	172,258	169,848	230,138	240,177
Total average assets	$2,214,490	$2,169,526	$2,084,825	$2,066,500

Average interest-bearing deposits	$1,498,662	$1,470,461	$1,357,565	$1,328,277
Average noninterest bearing deposits	156,347	154,327	151,560	160,233
Average borrowings	352,366	339,948	344,699	342,464
Average noninterest-earning liabilities	13,449	11,809	20,165	19,805
Total average liabilities	2,020,824	1,976,545	1,873,989	1,850,779
Total average shareholders' equity	193,666	192,981	210,836	215,721
Total average liabilities and shareholders' equity	$2,214,490	$2,169,526	$2,084,825	$2,066,500

Interest rate yield on loans	5.06%	5.21%	5.83%	6.38%
Interest rate yield on securities	6.27%	5.73%	5.95%	5.09%
Interest rate yield on interest-earning assets	5.21%	5.27%	5.79%	6.21%
Interest rate expense on deposits	2.11%	2.35%	2.82%	3.04%
Interest rate expense on borrowings	2.38%	2.60%	3.43%	3.61%
Interest rate expense on interest-bearing liabilities	2.16%	2.39%	2.95%	3.16%
Interest rate spread	3.05%	2.87%	2.84%	3.05%
Net interest margin	3.25%	3.10%	3.08%	3.32%

Other operating income / Average assets	0.89%	1.01%	1.38%	1.24%
Other operating expense / Average assets	12.82%	3.02%	13.32%	2.94%
Efficiency ratio (other operating expense / revenue before provision)	334.72%	78.88%	328.28%	71.51%
Return on average assets	(12.09%)	(0.07%)	(11.56%)	(0.33%)
Return on average tangible assets	(12.41%)	(0.08%)	(12.22%)	(0.35%)
Return on average equity	(138.26%)	(0.84%)	(114.27%)	(3.16%)
Return on average tangible equity	(196.10%)	(1.20%)	(247.97%)	(6.73%)
Average equity / Average assets	8.75%	8.90%	10.11%	10.44%

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
	As of / For the Quarters Ended				As of / For the Nine Months Ended
NONPERFORMING ASSETS	September 30, 2009	June 30, 2009	December 31, 2008	September 30, 2008	September 30, 2009	September 30, 2008
Loans on nonaccrual status	$146,227	$132,312	$95,173	$39,260	$146,227	$39,260
Loans more than 90 days delinquent, still on accrual	7,670	2,705	853	1,522	7,670	1,522
Total nonperforming loans	153,897	135,017	96,026	40,782	153,897	40,782
Real estate owned (OREO)/Repossessed assets	24,635	10,374	6,898	6,616	24,635	6,616
Total nonperforming assets	$178,532	$145,391	$102,924	$47,398	$178,532	$47,398
Total nonperforming assets/Total assets	8.14%	6.61%	5.03%	2.29%	8.14%	2.29%

CHANGE IN THE ALLOWANCE FOR LOAN LOSSES	September 30, 2009	June 30, 2009	December 31, 2008	September 30, 2008	September 30, 2009	September 30, 2008
Balance, beginning of period	$36,844	$38,573	$26,750	$18,845	$34,720	$17,381
Provision	17,500	5,525	15,492	9,370	37,084	12,267
Recoveries of loans previously charged off	993	372	2,057	566	1,971	1,285
Loans charged-off	(12,988)	(7,626)	(9,579)	(2,031)	(31,426)	(4,183)
Net (charge-offs)/recoveries	(11,995)	(7,254)	(7,522)	(1,465)	(29,455)	(2,898)
Balance, end of period	$42,349	$36,844	$34,720	$26,750	$42,349	$26,750
Net chargeoffs/Average loans outstanding (annualized)	2.99%	1.83%	1.89%	0.37%	2.48%	0.37%
Allowance for loan losses/Loans held for investment	2.69%	2.31%	2.19%	1.68%	2.69%	1.68%

DEPOSITS	September 30, 2009	June 30, 2009	December 31, 2008	September 30, 2008	September 30, 2009	September 30, 2008
Noninterest-bearing	$147,751	$155,223	$150,273	$158,794	$147,751	$158,794
Interest-bearing transaction deposits:
Checking	208,723	199,044	173,614	174,773	208,723	174,773
Money Market	327,761	310,036	267,496	269,686	327,761	269,686
Savings	41,294	40,550	38,113	39,782	41,294	39,782
Total interest-bearing transaction deposits	577,778	549,630	479,223	484,241	577,778	484,241
Interest-bearing time deposits	996,213	934,902	885,251	875,559	996,213	875,559
Total deposits	$1,721,742	$1,639,755	$1,514,747	$1,518,594	$1,721,742	$1,518,594

CONTACT:
FNB United Corp.
Mark Severson, CFO, 336-626-8351